Exhibit 99.1

Multi-Color Corporation Announces

Results for Fiscal Year 2008

SHARONVILLE, OHIO, May 16, 2008 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the fourth quarter and full year ended March 31, 2008, compared with the same period a year ago.

The Company generated its tenth consecutive year of record Revenue from Continuing Operations during fiscal 2008 of $210.3 million, an increase of 9% compared to the prior year. Income from Continuing Operations of $16 million increased 86% over the prior year while Diluted Earnings Per Share (EPS) from Continuing Operations of $1.52 increased 81% compared to the prior year.

Financial results for fiscal 2008 and 2007 included the following special items:

	Year Ended 2008 (in thousands)	EPS	Year Ended 2007 (in thousands)	EPS
Income from Continuing Operations, as reported	$16,007	$1.52	$8,612	$0.84
Gain on Forward Currency Contracts	(5,001)	(0.48)	—	—
Purchase Accounting Charge	367	0.03	—	—
Manufacturing Expansion Costs	316	0.03	—	—
Acquisition Expenses	—	—	1,908	0.19

Adjusted Income from Continuing Operations and Adjusted EPS	$11,689	$1.10	$10,520	$1.03

Fiscal 2008 highlights included:

•

Divested the Company’s non-core Packaging Services Division, Quick Pak, in the first quarter of 2008 for $19.2 million in cash. The transaction resulted in an after-tax gain of $6.9 million or 67 cents per diluted share.

•

Invested approximately $16 million in North American manufacturing expansion to provide platform for future growth, including the acquisition of a new state of the art manufacturing facility and three new presses.

•	Completed the Company’s largest acquisition of Collotype International Holdings Pty. Ltd. on February 29, 2008. The acquisition contributed $9.3 million in revenue in fiscal 2008.

•	Executed a new five-year $200 million credit agreement.

•

The Company was added to the small cap Russell 2000 Index and ranked 86th on the Forbes listing of the 200 Best Small Companies in America, while its common stock listing was transferred to the NASDAQ Global Select Market.

•	Invested over $3 million in new information technology systems to support growth.

•	Completed a 3-for-2 common stock split during the second quarter of fiscal 2008.

Frank Gerace, President and CEO of Multi-Color Corporation stated, “As demonstrated by our fiscal 2008 highlights, this was a transformational year for our Company. We have redeployed and refocused our resources in our core North American business, expanded into new markets and geographic regions with our acquisition of Collotype International, while continuing to generate double digit earnings growth. I am pleased with how we are positioned entering fiscal 2009,” Gerace concluded.

Fourth Quarter Results

Financial results for the fourth quarter of fiscal year 2008 and 2007 included the following special items:

	Three Months Ended
	3/31/08 (in thousands)	EPS	3/31/07 (in thousands)	EPS
Income from Continuing Operations, as reported	$8,224	$0.74	$3,235	$0.31
Gain on Forward Currency Contracts	(5,643)	(0.51)	—	—
Manufacturing Expansion Costs	113	0.01	—	—
Purchase Accounting Charge	367	0.03	—	—

Adjusted Income from Continuing Operations and Adjusted EPS	$3,061	$0.27	$3,235	$0.31

•

Revenues from Continuing Operations increased 14% to $57.7 million from $50.4 million in the prior year. The acquisition of Collotype generated $9.3 million in revenue while organic sales decreased 4% over the prior year due to a reduction in orders from two major customers in the home care market.

•

Gross profit increased 9% or $0.9 million. The increase in gross profit from Collotype was offset by the organic sales reduction and inefficiencies incurred in transitioning business to our new Batavia, Ohio facility during the quarter.

•	Selling, general and administrative expenses increased $1 million primarily due to the additional expenses from Collotype.

•	Interest expense increased by $0.7 million compared to the prior year quarter due to increased debt incurred to finance the Collotype acquisition.

•

Income from Continuing Operations increased by $5 million compared to the prior year due to a gain of $8.6 million ($5.6 million, after-tax) from foreign currency forward contracts associated with the acquisition of Collotype.

Fourth Quarter and Fiscal Year 2008 Results Conference Call and Webcast

The Company will hold a conference call on May 16, 2008 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-888-713-4214 (code 87861791) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on May 16, 2008 until midnight (ET) on May 23, 2008, by calling 1-888-286-8010 (code 62476610).

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P8VW6AYQB (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.) Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to manage foreign operations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.multicolorcorp.com)

Sharonville, Ohio based Multi-Color Corporation provides leadership in Global Label Solutions through its two business units: North American Business Unit and International Business Unit. Established in 1916, Multi-Color has grown to support the world’s most prominent brands including leading producers of Health & Beauty, Food & Beverage, Personal Care, Automotive and Household Brands. Multi-Color acquired Collotype Labels on February 29, 2008. Collotype was established in 1903 in Adelaide, South Australia and has grown to become the world’s largest and most awarded pressure sensitive Wine & Spirits label printer. Multi-Color is now the world’s largest producer of in-mold labels and one of the largest producers of pressure sensitive and heat transfer labels and a major manufacturer of high-quality wet glue labels and shrink sleeves. Multi-Color has 14 manufacturing locations worldwide; 8 in the US, 5 in Australia and 1 in South Africa.

Forbes magazine has chosen Multi-Color as one of the Forbes 200 Best Small Companies for 2007. Multi-Color is ranked 86th in this prestigious group. For additional information on Multi-Color, please visit http://www.multicolorcorp.com.

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Twelve Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Revenues	$57,702	$50,416	$210,307	$192,551
Cost of Goods Sold	46,651	40,257	171,381	155,402

Gross Profit	11,051	10,159	38,926	37,149
Gross Margin	19%	20%	19%	19%
Selling, General & Administrative	6,387	5,433	21,427	20,255
Acquisition Expenses	—	—	—	3,048

Operating Income	4,664	4,726	17,499	13,846
Other (Income) Expense	(8,682)	(74)	(8,290)	(427)
Interest Expense	785	135	962	1,036

Income from Continuing Operations before Taxes	12,561	4,665	24,827	13,237
Provision for Taxes	4,337	1,430	8,820	4,625

Income from Continuing Operations	8,224	3,235	16,007	8,612
Income/(Loss) from Discontinued Operations, Net of Taxes	(44)	648	6,977	2,414

Net Income	$8,180	$3,883	$22,984	$11,026

Basic Earnings Per Share:
Income from Continuing Operations	$0.76	$0.32	$1.57	$0.87
Income from Discontinued Operations	$—	$0.07	$0.68	$0.24

Basic Earnings Per Share	$0.76	$0.39	$2.25	$1.11

Diluted Earnings Per Share:
Income from Continuing Operations	$0.74	$0.31	$1.52	$0.84
Income from Discontinued Operations	$—	$0.06	$0.66	$0.24

Diluted Earnings Per Share	$0.74	$0.37	$2.18	$1.08

Basic Shares Outstanding	10,779	9,961	10,212	9,904
Diluted Shares Outstanding	11,039	10,289	10,520	10,221

All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effective September 17, 2007.

	Selected Balance Sheet Information (in 000’s) Unaudited
	March 31, 2008	March 31, 2007
Current Assets-Continuing Operations	$72,228	$43,010
Current Assets-Discontinued Operations	$—	$4,796
Total Assets-Continuing Operations	$314,080	$95,581
Total Assets-Discontinued Operations	$—	$11,500
Current Liabilities-Continuing Operations	$53,711	$28,295
Current Liabilities-Discontinued Operations	$—	$3,679
Total Liabilities-Continuing Operations	$194,142	$38,656
Total Liabilities-Discontinued Operations	$—	$4,002
Stockholders’ Equity	$119,938	$64,423
Total Debt	$131,751	$5,150

The operating results of Quick Pak are presented as discontinued operations in the Company’s consolidated financial results for all periods presented.

Certain prior year amounts have been reclassified to conform to current year reporting.

For more information, please contact: Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108